Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: Shane_OConnor@UniFirst.com

March 27, 2019
CONTACT: Shane O’Connor, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2019

Wilmington, MA (March 27, 2019) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter ended February 23, 2019. Revenues for the quarter were $437.5 million, an increase of 4.3% from last year's second quarter. Operating income increased 48.9% from the prior year period to $62.4 million. Net income in the quarter decreased to $47.6 million ($2.48 per diluted share) from $58.4 million ($2.85 per diluted share) in the second quarter of fiscal 2018.

The Company's operating income and net income both benefited from a pre-tax gain of $21.1 million in the second quarter of 2019. This gain related to a settlement the Company entered into with the lead contractor for the version of the Customer Relationship Management system for which it recorded a $55.8 million impairment charge in fiscal 2017 (the "CRM Settlement"). This settlement included the receipt of a one-time cash payment in the amount of $13.0 million, the forgiveness of amounts previously due the contractor as well as the receipt of certain hardware and related maintenance.

The quarterly net income and earnings per diluted share ("EPS") comparisons were affected by uneven effective tax rates. The second quarter of fiscal 2019 had an effective tax rate of 24.9%, compared to a negative provision for income taxes in the year ago period. The prior year period tax rate was significantly impacted by the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017, which resulted in a one-time benefit to the Company’s provision for income taxes of $20.1 million (the “Tax Reform Adjustment”). This benefit was largely due to a one-time revaluation of the Company’s U.S. net deferred tax liabilities. Excluding the impacts of the CRM Settlement and the Tax Reform Adjustment, the non-GAAP adjusted operating income in the second quarter of fiscal 2019 was $41.3 million compared to $42.0 million a year earlier. Non-GAAP adjusted net income for the quarter was $32.0 million ($1.67 per diluted share) compared to $38.2 million ($1.87 per diluted share) in the prior year period. The decline in non-GAAP adjusted net income and EPS was primarily due to a lower adjusted effective tax rate in the second quarter of fiscal 2018. The EPS decline was limited by fewer shares outstanding in the most recent quarter due to the effect of share repurchases made by the Company over the last twelve months. See the GAAP to Non-GAAP table for the reconciliation to adjusted results.

Steven Sintros, UniFirst President and Chief Executive Officer, said, "Overall we were pleased with the results of our second quarter as despite a modest decline in operating margin, our revenues and profits exceeded our expectations. We want to thank our thousands of employee Team Partners across North America, Central America and Europe as they continue to produce solid results for our Company all while striving to provide high quality service to our customers."

Core Laundry revenues in the quarter were $394.4 million, up 4.1% from the second quarter of the prior year. Organic revenue growth, which excludes the estimated effect of acquisitions as well as fluctuations in the Canadian dollar, was 4.0%. The Core Laundry operating margin, which was positively impacted by the CRM Settlement, was 15.0% compared to 10.0% in the second quarter of the prior year. Excluding the impact of the CRM Settlement, the non-GAAP adjusted Core Laundry operating margin decreased from 10.0% in the second quarter of fiscal 2018 to 9.6%. See the GAAP to Non-GAAP table for the reconciliation to adjusted results. This decrease was primarily due to higher production and service payroll costs as well as higher merchandise amortization. These items were partially offset by lower healthcare claims as well as the capitalization of sales commission costs due to the adoption of new revenue accounting guidance in the first quarter of fiscal 2019.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $29.7 million in the quarter, an increase of 10.1% compared to the same period a year ago. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects. This segment's top-line benefited from acquisitions in fiscal 2018 that increased quarterly revenues by 10.8%. Specialty Garments' operating margin decreased from 10.4% in the prior year to 7.5% in the second quarter of fiscal 2019 primarily due to higher costs related to its 2018 acquisitions as well as higher production payroll, merchandise amortization and casualty claims expense as a percentage of revenues.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. At the end of the Company's second quarter of fiscal 2019, cash, cash equivalents and short-term investments totaled $335.3 million. During the second quarter of fiscal 2019, the Company repurchased 45,000 common shares at an average share price $139.57 under its previously announced stock repurchase program.

Outlook

Mr. Sintros continued, “At this time, we now expect our fiscal 2019 revenues will be between $1.785 billion and $1.795 billion. Based on better than expected results to date as well as the inclusion of the CRM Settlement we now expect full year diluted earnings per share to be between $7.65 and $7.90. This guidance for fiscal 2019 assumes no future share repurchases and includes one extra week of operations compared to fiscal 2018 due to the timing of our fiscal calendar."

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 250 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our Chief Executive Officer, uncertainties caused by adverse economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, including the impact of the Affordable Care Act, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (CRM) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 25, 2018 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which they are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended February 23, 2019	Thirteen weeks ended February 24, 2018	Twenty-six weeks ended February 23, 2019	Twenty-six weeks ended February 24, 2018

Revenues	$437,485	$419,264	$876,035	$835,042

Operating expenses:
Cost of revenues (1)	281,672	265,400	558,721	519,050
Selling and administrative expenses (1)	68,321	88,648	154,280	176,158
Depreciation and amortization	25,046	23,264	50,162	45,971
Total operating expenses	375,039	377,312	763,163	741,179

Operating income	62,446	41,952	112,872	93,863

Other (income) expense:
Interest income, net	(2,009)	(1,430)	(3,714)	(2,706)
Other expense, net	1,060	(186)	1,232	(32)
Total other income, net	(949)	(1,616)	(2,482)	(2,738)

Income before income taxes	63,395	43,568	115,354	96,601
Provision for income taxes	15,789	(14,810)	29,428	4,017

Net income	$47,606	$58,378	$85,926	$92,584

Income per share – Basic:
Common Stock	$2.59	$3.02	$4.67	$4.79
Class B Common Stock	$2.07	$2.42	$3.74	$3.83

Income per share – Diluted:
Common Stock	$2.48	$2.85	$4.46	$4.53

Income allocated to – Basic:
Common Stock	$39,923	$46,744	$72,061	$74,126
Class B Common Stock	$7,683	$11,634	$13,865	$18,458

Income allocated to – Diluted:
Common Stock	$47,606	$58,378	$85,926	$92,584

Weighted average number of shares outstanding – Basic:
Common Stock	15,428	15,481	15,430	15,471
Class B Common Stock	3,710	4,816	3,710	4,816

Weighted average number of shares outstanding – Diluted:
Common Stock	19,232	20,463	19,258	20,434

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	February 23, 2019	August 25, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$335,322	$270,512
Receivables, net	203,163	200,797
Inventories	95,706	90,176
Rental merchandise in service	179,134	174,392
Prepaid taxes	576	27,024
Prepaid expenses and other current assets	35,195	21,899

Total current assets	849,096	784,800

Property, plant and equipment, net (1)	554,187	547,996
Goodwill	397,336	397,422
Customer contracts and other intangible assets, net (1)	77,607	82,484
Deferred income taxes	433	425
Other assets	75,447	30,259

	$1,954,106	$1,843,386

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$69,596	$73,500
Accrued liabilities	108,574	124,225
Accrued taxes	2,012	736

Total current liabilities	180,182	198,461

Long-term liabilities:
Accrued liabilities	105,446	105,888
Accrued and deferred income taxes	87,688	74,070

Total long-term liabilities	193,134	179,958

Shareholders’ equity:
Common Stock	1,540	1,543
Class B Common Stock	371	371
Capital surplus	84,454	82,973
Retained earnings	1,520,431	1,405,239
Accumulated other comprehensive loss	(26,006)	(25,159)

Total shareholders’ equity	1,580,790	1,464,967

	$1,954,106	$1,843,386

(1) The Company has reclassified $11.6 million of software from property, plant, and equipment to intangible assets as of August 25, 2018, to conform to current year presentation.

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended February 23, 2019	Thirteen weeks ended February 24, 2018	Dollar Change	Percent Change

Core Laundry Operations	$394,408	$378,955	$15,453	4.1%
Specialty Garments	29,745	27,009	2,736	10.1%
First Aid	13,332	13,300	32	0.2%
Consolidated total	$437,485	$419,264	$18,221	4.3%

(In thousands, except percentages)	Twenty-six weeks ended February 23, 2019	Twenty-six weeks ended February 24, 2018	Dollar Change	Percent Change

Core Laundry Operations	$784,885	$752,751	$32,134	4.3%
Specialty Garments	64,193	55,436	8,757	15.8%
First Aid	26,957	26,855	102	0.4%
Consolidated total	$876,035	$835,042	$40,993	4.9%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended February 23, 2019	Thirteen weeks ended February 24, 2018	Dollar Change	Percent Change

Core Laundry Operations	$59,113	$38,084	$21,029	55.2%
Specialty Garments	2,235	2,800	$(565)	(20.2)%
First Aid	1,098	1,068	$30	2.8%
Consolidated total	$62,446	$41,952	$20,494	48.9%

(In thousands, except percentages)	Twenty-six weeks ended February 23, 2019	Twenty-six weeks ended February 24, 2018	Dollar Change	Percent Change

Core Laundry Operations	$103,895	$84,442	$19,453	23.0%
Specialty Garments	6,705	7,277	$(572)	(7.9)%
First Aid	2,272	2,144	$128	6.0%
Consolidated total	$112,872	$93,863	$19,009	20.3%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Twenty-six weeks ended February 23, 2019	Twenty-six weeks ended February 24, 2018
Cash flows from operating activities:
Net income	$85,926	$92,584
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	50,162	45,971
Amortization of deferred financing costs	56	56
Forgiveness of a liability	(7,346)	—
Share-based compensation	2,796	2,417
Accretion on environmental contingencies	377	346
Accretion on asset retirement obligations	441	470
Deferred income taxes	364	(20,613)
Other	(810)	(135)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(2,502)	(6,931)
Inventories	(5,589)	(5,296)
Rental merchandise in service	(4,862)	(69)
Prepaid expenses and other current assets and Other assets	(3,616)	(7,067)
Accounts payable	(5,268)	(5,395)
Accrued liabilities	(7,711)	39
Prepaid and accrued income taxes	26,243	22,535
Net cash provided by operating activities	128,661	118,912

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(67)	(21,729)
Capital expenditures, including capitalization of software costs	(52,152)	(56,653)
Proceeds from sale of assets	178	1,164
Other	15	(200)
Net cash used in investing activities	(52,026)	(77,418)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	27	430
Taxes withheld and paid related to net share settlement of equity awards	(1,095)	(2,094)
Repurchase of Common Stock	(6,281)	—
Payment of cash dividends	(4,140)	(1,447)
Net cash used in financing activities	(11,489)	(3,111)

Effect of exchange rate changes	(336)	(444)

Net increase in cash, cash equivalents and short-term investments	64,810	37,939
Cash, cash equivalents and short-term investments at beginning of period	270,512	349,752

Cash, cash equivalents and short-term investments at end of period	$335,322	$387,691

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

	Thirteen weeks ended February 23, 2019
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$437,485	$62,446	$47,606	$2.48	$394,408	$59,113	15.0%
CRM Settlement	—	(21,127)	(15,566)	(0.81)	—	(21,127)	(5.4)%
As adjusted	$437,485	$41,319	$32,040	$1.67	$394,408	$37,986	9.6%

	Twenty-six weeks ended February 23, 2019
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$876,035	$112,872	$85,926	$4.46	$784,885	$103,895	13.2%
CRM Settlement	—	(21,127)	(15,566)	(0.81)	—	(21,127)	(2.7)%
As adjusted	$876,035	$91,745	$70,360	$3.65	$784,885	$82,768	10.5%

	Thirteen weeks ended February 24, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$419,264	$41,952	$58,378	$2.85	$378,955	$38,084	10.0%
Tax Reform Adjustment (a)	—	—	(20,138)	(0.98)	—	—	—%
As adjusted	$419,264	$41,952	$38,240	$1.87	$378,955	$38,084	10.0%

	Twenty-six weeks ended February 24, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$835,042	$93,863	$92,584	$4.53	$752,751	$84,442	11.2%
Tax Reform Adjustment (a)	—	—	(20,138)	(0.99)	—	—	—%
As adjusted	$835,042	$93,863	$72,446	$3.54	$752,751	$84,442	11.2%

(a) The Tax Reform Adjustment, as presented, represents a one-time revaluation of our U.S. net deferred tax liabilities as well as a charge related to a one-time transition tax the Company will be subject to for the deemed repatriation of our foreign earnings. This does not include the benefit associated with the lower U.S. federal corporate income tax rates as of January 1, 2018. Our presentation of the effect of tax reform in our non-GAAP reconciliations of net income and diluted earnings per share for the thirteen and twenty-six weeks ended February 24, 2018 contained in our press release dated March 28, 2018 included all of the net benefits associated with lower U.S. federal corporate income tax rates amounting to $30.1 million. Our presentation of the effect of tax reform in our non-GAAP reconciliations of net income and diluted earnings per share for the thirty-nine weeks ended May 26, 2018 contained in our press release dated June 28, 2018 included all of the net benefits associated with lower U.S. federal corporate income tax rates.